Exhibit 107
The prospectus to which this Exhibit is attached is a final prospectus for the related offerings. The combined maximum aggregate offering price for the offerings is $17,436,180 (comprised of (i) $1,740,500 maximum aggregate offering price with respect to notes linked to the Common Stock of The Charles Schwab Corporation, (ii) $9,464,680 maximum aggregate offering price with respect to notes linked to the Common Stock of Eli Lilly and Company and (iii) $6,231,000 maximum aggregate offering price with respect to notes linked to the Class A Common Stock of Meta Platforms, Inc.).